Exhibit 99

FindWhat.com                                          News Release
-------------------------------------------------------------------------------

Public Relations Contact:                             Company Contact:
James Pearson                                         Phillip R. Thune, COO/CFO
Rubenstein Associates, Inc.                           FindWhat.com
212-843-8297                                          212-255-1500
jpearson@rubenstein.com                               pthune@findwhatcorp.com

               FINDWHAT.COM ANNOUNCES RECORD THIRD QUARTER RESULTS
               - REVENUE INCREASES 23% SEQUENTIALLY; NET INCOME OF
                    $0.04 PER SHARE, RAISES 2001 GUIDANCE -

NEW YORK - OCTOBER 22, 2001 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for-performance search engine, today reported record financial results for the three and nine months ended September 30, 2001. Highlights include:

     o FindWhat.com generated net income of $0.04 per share for the third quarter, up from $0.01 in Q2 2001, and $0.02 ahead of projections.

     o Revenue for the third quarter of 2001 increased 23% versus the second quarter of 2001.

     o FindWhat.com's operating margins improved to 12% in Q3 2001 from 3% in Q2 2001.

     o Cash balances increased approximately $1.5 million during Q3 2001, entirely due to cash flows generated from operations.

     o The FindWhat.com search engine generated 36.0 million paid click-throughs in Q3 2001, an increase of 8% from 33.3 million in Q2 2001.

     o Average revenue per paid click-through on the FindWhat.com search engine increased to $0.15 in Q3 2001, an increase of 16% from $0.13 in Q2 2001.

     o The number of active advertiser accounts on the FindWhat.com search engine during Q3 2001 was 12,400, an increase of 22% versus the 10,200 accounts that were active in Q2 2001.

     o Revenue and earnings per share guidance have been increased for Q4 2001 and for the full year 2001.


FindWhat.com reported record revenue in Q3 2001 of $5,449,853, an increase of 23% over revenue of $4,440,089 for the second quarter of 2001. In Q3 2000, FindWhat.com had revenue of $716,697. For the nine months ended September 30, 2001, FindWhat.com had revenue of $12,453,274, compared to revenue of $1,307,225 for the nine months ended September 30, 2000.

FindWhat.com reported record net income in Q3 2001 of $650,623, or $0.04 per share, an increase of 386% over net income of $133,849, or $0.01 per share, in Q2 2001. In Q3 2000 FindWhat.com had a net loss of $2,255,927, or $(0.16) per share. For the nine months ended September 30, 2001, FindWhat.com's net loss was $1,947,532, or $(0.12) per share, which included $996,382, or ($0.06) per share, related to the one-time sale of its remaining radio advertising time under its agreement with Beasley Broadcast Group. For the nine months ended September 30, 2000, FindWhat.com's net loss was $7,185,052, or $(0.52) per share.

As of September 30, 2001, FindWhat.com had cash balances of $3,514,444, compared to cash balances of $2,021,406 as of June 30, 2001.

Craig Pisaris-Henderson, President and CEO of FindWhat.com commented, "We posted another outstanding quarter. Despite the typical seasonal summer drop in Internet activity and the tragic events of September 11th, we increased our net income almost 400% from Q2 2001. We are demonstrating just how scalable our business model is, as we continue to benefit from the shift by online marketers to performance-based advertising vehicles."


PROJECTED RESULTS AND MANAGEMENT COMMENTS

FindWhat.com is raising its current projection for Q4 2001 revenue to $6.25 million, replacing its previously stated range of $5.5 to $6.0 million. As a result, FindWhat.com is raising its projection for full year 2001 revenue from $18.0 million to approximately $18.75 million, which would represent an increase of 550% over 2000 revenue. FindWhat.com's current projection for 2002 revenue is $30.0 million, which would represent an increase of 60% over 2001 projected revenue.

FindWhat.com is raising its current projection for Q4 2001 diluted earnings per share, or EPS, to $0.05, up from the previously announced projection of $0.04. As a result, FindWhat.com is raising its projection for full year 2001 EPS to ($0.06), up from the previously announced projection of ($0.10). FindWhat.com's current projection for 2002 EPS is $0.23.

Phillip Thune, Chief Operating Officer and Chief Financial Officer, said, "Our ability to drive a large proportion of incremental revenue to our bottom line in Q3 was notable. We increased revenue approximately $1 million from Q2 2001 to Q3 2001, and increased both operating and net income by more than $500,000. As a result, our operating margins improved dramatically. As our projections indicate, we believe we have additional room for margin expansion. We have built a marketplace for online advertisers, and while our revenue-sharing payments to our distribution partners increase as our revenue grows, many of the fixed costs of operating the marketplace are now covered, with incremental advertisers, searches, and click-throughs generating almost no incremental fixed costs. So while `dot-com' has in many ways become synonymous with wasteful spending and huge losses, FindWhat.com and a few others are offering a glimpse at the potential profitability of a sound business model which takes advantage of the low costs of conducting business and transactions online."

Pisaris-Henderson said, "Thus far in the fourth quarter, we continue to add advertisers and we are seeing further increases in our average revenue per click-through from the $0.15 reported for the third quarter. We continue to feel that there are thousands of additional advertisers who could use our service. We are also increasing paid click-throughs by improving our position on current partners like Excite.com and CNET's Search.com, and, more importantly, by adding new distribution partners. This increases the audience exposed to our advertisers' listings, while diversifying our revenue stream and reducing our reliance on any one distribution partner. At the end of Q3 2001, we had over 12,400 active advertisers and over 100 distribution partners, and we are constantly finding more advertisers looking for the highly qualified traffic our distribution network provides, and more distribution partners seeking to increase their revenue and improve their e-commerce oriented search results by showing FindWhat.com's listings."

SERVICES / KEY METRICS

The FindWhat.com search engine is a performance-based, or "pay-per-click," advertising vehicle, because its advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the "trackability" of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. Forrester Research projects that by 2003, 83% of digital marketing campaigns will include a performance-based component.

FindWhat.com's search engine revenue can be derived by multiplying the number of paid click-throughs by the average revenue per paid click-through. Advertisers bid for position among FindWhat.com's search results for the key words that are most relevant to their Web sites. The advertiser that bids the most for a particular key word is listed first, with all other Web sites listed in descending order of their bids. Advertisers only pay FindWhat.com if an Internet user searches for one of their key words and then clicks on their listing, producing a paid click-through. Through FindWhat.com's Listing Management Center, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their listings, their total expenditures, and their cost per visitor, all in a real-time environment. As a result, they can easily determine and work to improve their return on their investment from FindWhat.com. FindWhat.com's editors review every bid to ensure that the key word is appropriate for that advertiser's Web site. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's advertisers.

FindWhat.com distributes its listings to third-party search engines and other high-traffic Web sites, including Excite.com, Webcrawler.com, CNET's Search.com, InfoSpace's MetaCrawler and Dogpile, and many others, and FindWhat.com shares its revenue from paid click-throughs with these sites. As a result, FindWhat.com serves as a source of revenue and relevant search result listings for these sites, while providing its advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.

The key metrics for the FindWhat.com search engine are paid click-throughs, average revenue per click-through, and active advertiser accounts. FindWhat.com reports the number of active advertiser accounts for a given quarter, although there are thousands of accounts that are inactive each quarter, which, due to seasonality or other factors, may become active again in the future. In the third quarter of 2001, FindWhat.com had approximately 12,400 active accounts. The following table lists key metrics for each of the seven full quarters of operation for the FindWhat.com search engine.


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                                   KEY METRICS

Quarter                  Paid                 Avg. Revenue per      Active Advertiser Accounts
                    Click-throughs             Click-through
                     (in millions)
Q3 2001                  36.0                      $0.15                      12,400
Q2 2001                  33.3                      $0.13                      10,200
Q1 2001                  22.9                      $0.10                       7,500
Q4 2000                  13.2                      $0.11                       6,800
Q3 2000                   5.6                      $0.11                       5,300
Q2 2000                   3.8                      $0.07                       3,300
Q1 2000                   1.2                      $0.06                       1,500

FindWhat.com also offers the BeFirst.com search engine optimization service, which helps our clients improve their position among over 300 third-party search engines. As with our search engine, our clients only pay for every click-through that results from our efforts. In addition, BeFirst.com offers a Web site submission service, which submits our clients' Web sites to more than 1,000 third-party search engines for a monthly fee. Submission is a critical aspect of improving a site's chances of being listed by search engines whose results are not determined by bidding for placement.

MANAGEMENT INTERVIEW

Pisaris-Henderson and Thune will discuss the results and outlook for the company in more detail in a pre-recorded interview that will be broadcast on Monday, October 22 at approximately 9:00 a.m. Eastern Time at www.ceocast.com. For those who cannot listen to the broadcast at that time, a replay of the interview will be available at www.ceocast.com.

ABOUT FINDWHAT.COM

Through its performance-based, bid-for-position search engine (www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier placement on the search results returned by the FindWhat.com search engine. These results are shown on FindWhat.com's network of distribution partners, which include Excite, Webcrawler, CNET's Search.com, and InfoSpace's MetaCrawler and Dogpile. The Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results distributed throughout the network. This cost-effective, pay-for-performance model allows Web publishers to pay only for those customers who click through to their sites, and increase their potential for exposure through the millions of searches distributed throughout the network per day. More information on FindWhat.com is available on the company's web site at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS

This press release, including the discussion regarding future financial performance, contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary materially from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.


                               -Tables To Follow-

                                  FINDWHAT.COM
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                         For the three months ended      For the nine months ended
                                                September 30,                   September 30,
                                         --------------------------     ---------------------------
                                             2001          2000            2001            2000
                                         -----------    -----------     -----------     -----------
                                         (UNAUDITED)    (unaudited)      (UNAUDITED)    (unaudited)
Revenues                                  $ 5,449,853    $   716,697     $12,453,274     $ 1,307,225
Cost of revenues                              435,986        313,287       1,476,876         724,751
                                          -----------    -----------     -----------     -----------

       Gross profit                         5,013,867        403,410      10,976,398         582,474
                                          -----------    -----------     -----------     -----------

Operating expenses
  Sales and marketing                       3,560,451      1,833,930       9,501,598       4,694,034
  General and administrative                  735,120        727,070       2,276,506       2,754,638
  Product development                          88,551        102,925         185,406         355,133
  Loss on sale of advertising contract             --             --         996,382              --
                                          -----------    -----------     -----------     -----------


       Total operating expenses             4,384,122      2,663,925      12,959,892       7,803,805
                                          -----------    -----------     -----------     -----------

       Income (loss) from operations          629,745     (2,260,515)     (1,983,494)     (7,221,331)

Interest income, net                           20,878          4,588          35,962          36,279
                                          -----------    -----------     -----------     -----------

       NET INCOME (LOSS)                  $   650,623    $(2,255,927)    $(1,947,532)    $(7,185,052)
                                          ===========    ===========     ===========     ===========

Income (loss) per share
  Basic                                         $0.04         $(0.16)         $(0.12)         $(0.52)
                                                =====         ======          ======          ======
  Diluted                                       $0.04         $(0.16)         $(0.12)         $(0.52)
                                                =====         ======          ======          ======

Weighted-average number of common
  shares outstanding
      Basic                                16,455,177     14,138,387      16,060,714      13,731,626
                                          ===========    ===========     ===========     ===========
      Diluted                              17,369,547     14,138,387      16,060,714      13,731,626
                                          ===========    ===========     ===========     ===========

                                  FINDWHAT.COM
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                         SEPTEMBER 30,   December 31,
                                     ASSETS                                  2001            2000
                                                                         ------------    ------------
                                                                         (UNAUDITED)
CURRENT ASSETS
    Cash and cash equivalents                                            $  3,514,444    $    815,317
    Accounts receivable, less allowance for doubtful accounts of
       $26,500 at September 30, 2001 and $22,500 at December 31, 2000,
       respectively                                                           392,238         418,459
    Prepaid expenses and other current assets                                  66,095           7,289
                                                                         ------------    ------------
         Total current assets                                               3,972,777       1,241,065

EQUIPMENT AND FURNITURE - NET                                                 814,852         838,763

OTHER ASSETS                                                                   91,910          22,240
                                                                         ------------    ------------
         Total assets                                                    $  4,879,539    $  2,102,068
                                                                         ============    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                $  1,531,363    $  1,174,711
    Current portion of capital lease obligations                               14,427          31,743
    Deferred revenue                                                          387,583          90,613
                                                                         ------------    ------------
         Total current liabilities                                          1,933,373       1,297,067

Capital lease obligationS, less current portion                                 7,024          15,337
                                                                         ------------    ------------
         Total liabilities                                                  1,940,397       1,312,404
                                                                         ------------    ------------
STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value; authorized, 500,000 shares;                  --              --
       none issued and outstanding
    Common stock, $.001 par value; authorized, 50,000,000 shares;
      16,462,177 and 15,098,844 issued, respectively                           16,462          15,099
    Additional paid-in capital                                             15,660,362      13,511,343
    Stock subscription receivable                                                  --      (1,251,298)
    Deferred service costs                                                    (45,837)       (741,167)
    Treasury stock, 7,000 shares, at cost                                     (82,035)        (82,035)
    Accumulated deficit                                                   (12,609,810)    (10,662,278)
                                                                         ------------    ------------
         Total stockholders' equity                                         2,939,142         789,664
                                                                         ------------    ------------
         Total liabilities and stockholders' equity                      $  4,879,539    $  2,102,068
                                                                         ============    ============


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